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                                                                     EXHIBIT 5.1


               OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.

                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                           1500 BANK OF AMERICA PLAZA
                               300 CONVENT STREET
                            SAN ANTONIO, TEXAS 78205
                                 (210) 281-7000

                                   May 4, 1999

Clear Channel Communications, Inc.
200 Concord Plaza, Suite 600
San Antonio, Texas  78216

Gentlemen:

         We have acted as counsel to Clear Channel Communications, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Post-effective Amendment No. 2 to Form S-4 (No. 333-72839) on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 12,618,285 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), issuable upon the exercise or conversion of publicly tradable common stock purchase warrants and Liquid Yield Option(TM) Notes (the "Jacor Securities") of Jacor Communications, Inc. ("Jacor").

         The law covered by the opinions expressed herein is limited solely to the Federal laws of the United States and the laws of the State of Texas. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

         We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

         We have further assumed that:

          (i) all applicable state and foreign securities laws will have been complied with, as of any exercise or conversion date with respect to the Jacor Securities;

         (ii) the Common Stock issuable upon exercise or conversion of the Jacor Securities will be validly authorized and available for issuance (as of the date hereof, there are a sufficient number of shares of Common Stock authorized, unissued and reserved to cover the issuance of the maximum number of shares of Common Stock that may be acquired upon exercise or conversion of the Jacor Securities);

        (iii) the Jacor Securities will be exercised or converted in accordance with the terms thereof and any other applicable documents;



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         (iv)     the shares of Common Stock issued upon exercise or conversion of the Jacor Securities will be evidenced by appropriate certificates properly executed and delivered; and

          (v) on the date of exercise or conversion, the Jacor Securities (and all documents related thereto) will be duly executed, as applicable, authorized, issued and delivered; will constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that the Common Stock will, if, as, and when the Jacor Securities are exercised or converted, and upon issuance and delivery of the Common Stock against payment of consideration therefor in the manner contemplated by the terms of the Jacor Securities, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.